 Exhibit 99.1

F & M Bank Corp.---News and Financials

F & M BANK CORP. ANNOUNCES RECORD QUARTERLY AND YEAR TO DATE EARNINGS
AND DIVIDEND INCREASE

CONTACT:	Neil Hayslett, EVP/Chief Administrative Officer	540-896-8941 or NHayslett@FMBankVA.com

TIMBERVILLE, VA—July 22, 2016—F & M Bank Corp. (OTCQX: FMBM), parent company of Farmers & Merchants Bank, announces its financial results for the second quarter ended June 30, 2016.

Selected highlights for the year include:

●
Net income of $4.4 million

●
Net interest margin of 4.39%

●
Net interest income increased $889 thousand

●
Loans held for investment increased $21.9 million

●
Non-performing loans have decreased $1 million

Dean Withers, President and CEO, commented “We are pleased to announce record second quarter and year to date earnings of $2.358 million and $4.448 million. These results represent increases of 8.4% and 9.9% for the respective periods. Loan demand continues to be strong with the growth in loans held for investment totaling $21.9 million year to date. Our net interest margin at 4.39% has been stable over the last several quarters and continues to drive our extraordinary results.”

Withers continued, “Non-performing loans have decreased $1 million from year end and $1.7 million from the same period in 2015. A strong local economy and robust real estate sales have both aided the continued improvement in our non-performing loans.” Withers stated, “On July 21, 2016 our Board of Directors declared a second quarter dividend of $.20 per share to common shareholders. This is an increase of $.01 over the prior quarter and $.02 over the prior year. Based on our most recent trade price of $24.00 per share this constitutes a 3.33% yield on an annualized basis. The dividend will be paid on August 18, 2016, to shareholders of record as of August 4, 2016.” Highlights of our financial performance are included below.

F & M Bank Corp. is an independent, locally-owned, community bank holding company, offering a full range of financial services, through its subsidiary, Farmers & Merchants Bank’s twelve banking offices in Rockingham, Shenandoah, Page and Augusta Counties, Virginia. The Bank also provides additional services through two loan production offices located in Penn Laird, VA and Fishersville, VA and through its subsidiary, VBS Mortgage located in Harrisonburg, VA. Additional information may be found by contacting us on the internet at www.fmbankva.com or by calling (540) 896-8941.

This press release may contain “forward-looking statements” as defined by federal securities laws, which may involve significant risks and uncertainties. These statements address issues that involve risks, uncertainties, estimates and assumptions made by management, and actual results could differ materially from the results contemplated by these forward-looking statements. Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in: interest rates, general economic conditions, legislative and regulatory policies, and a variety of other matters. Other risk factors are detailed from time to time in our Securities and Exchange Commission filings. Readers should consider these risks and uncertainties in evaluating forward-looking statements and should not place undue reliance on such statements. We undertake no obligation to update these statements following the date of this press release.

F&M Bank Corp.
Key Statistics

	2016			2015
	Q2	Q1	YTD	Q2	Q1	YTD
Net Income (000's)	$2,358	$2,090	$4,448	$2,176	$1,871	$4,047
Net Income available to Common	$2,231	$1,962	$4,193	$2,049	$1,743	$3,792
Earnings per common share	$0.68	$0.60	$1.28	$0.62	$0.53	$0.62

Return on Average Assets	1.35%	1.27%	1.30%	1.42%	1.25%	1.28%
Return On Average Equity	11.08%	10.07%	10.53%	11.63%	10.38%	10.23%
Dividend Payout Ratio	29.46%	31.81%	30.47%	29.03%	33.96%	31.30%

Net Interest Margin	4.37%	4.39%	4.39%	4.46%	4.46%	4.46%
Yield on Average Earning Assets	4.90%	4.91%	4.92%	4.93%	4.94%	4.94%
Yield on Average Interest Bearing Liabilities	0.75%	0.74%	0.75%	0.66%	0.67%	0.66%
Net Interest Spread	4.15%	4.17%	4.17%	4.27%	4.27%	4.28%

Provision for Loan Losses (000's)	$-	$-	$-	$-	$300	$300
Net Charge-offs	$713	$42	$713	$24	$86	$110
Net Charge-offs as a % of Loans	0.13%	0.01%	0.13%	0.005%	0.02%	0.02%
Non-Performing Loans (000's)	$5,545	$6,709	$5,545	$7,299	$7,174	$7,299
Non-Performing Loans to Total Assets	0.76%	0.98%	0.76%	1.13%	1.11%	1.13%
Non-Performing Assets (000's)	$8,331	$9,486	$8,331	$9,744	$9,943	$9,744
Non-Performing Assets to Assets	1.14%	1.38%	1.14%	1.50%	1.54%	1.50%

Efficiency Ratio	60.35%	61.19%	60.77%	59.65%	60.36%	58.96%

(1)
The net interest margin is calculated by dividing tax equivalent net interest income by total average earning assets. Tax equivalent interest income is calculated by grossing up interest income for the amounts that are nontaxable (i.e. municipal securities and loan income) then subtracting interest expense. The tax rate utilized is 34%. The Company’s net interest margin is a common measure used by the financial service industry to determine how profitable earning assets are funded. Because the Company earns nontaxable interest income from municipal loans and securities, net interest income for the ratio is calculated on a tax equivalent basis as described above.
(2)
The efficiency ratio is not a measurement under accounting principles generally accepted in the United States. The efficiency ratio is a common measure used by the financial service industry to determine operating efficiency. It is calculated by dividing non-interest expense by the sum of tax equivalent net interest income and non-interest income excluding gains and losses on the investment portfolio. The Company calculates this ratio in order to evaluate how efficiently it utilizes its operating structure to create income. An increase in the ratio from period to period indicates the Company is losing a large percentage of its income to expenses.F & M Bank Corp.Financial Highlights

F&M Bank Corp.
Financial Highlights

	For Three Months Ended June 30
INCOME STATEMENT	Unaudited 2016	Unaudited 2015
Interest and Dividend Income	$15,564,761	$14,383,982
Interest Expense	1,675,312	1,383,329
Net Interest Income	13,889,449	13,000,653
Non-Interest Income	1,685,154	1,739,821
Provision for Loan Losses	-	300,000
Other Non-Interest Expenses	9,504,105	8,882,243
Income Before Income Taxes	6,070,498	5,558,231
Provision For Income Taxes	1,532,648	1,434,923
Less Minority Interest income	90,173	76,124
Net Income	$4,447,677	$4,047,184
Dividend on preferred stock	255,000	255,000
Net Income available to common shareholders	$4,192,677	$3,792,184
Average Common Shares Outstanding	3,285,916	3,293,510
Net Income Per Common Share	1.28	1.15
Dividends Declared	.39	.36

BALANCE SHEET	Unaudited June 30, 2016	Unaudited June 30, 2015
Cash and Due From Banks	$7,316,135	$6,290,636
Interest Bearing Bank Deposits	1,275,061	528,054
Federal Funds Sold	-	-
Loans Held for Sale	97,211,055	55,761,519
Loans Held for Investment	565,988,569	532,805,332
Less Allowance for Loan Losses	(8,067,818)	(8,914,344)
Net Loans Held for Investment	557,930,751	523,890,988
Securities	24,950,751	24,179,119
Other Assets	41,353,494	35,265,324
Total Assets	$730,037,247	$647,915,640

Deposits	$504,710,581	$482,770,490
Short Term Debt	59,417,530	48,087,143
Long Term Debt	66,196,429	24,321,429
Other Liabilities	13,730,604	12,219,594
Total Liabilities	644,055,144	567,398,656
Preferred Stock	9,425,123	9,425,123
Common Equity	76,556,980	71,091,861
Stockholders’ Equity	85,982,103	80,516,984
Total Liabilities and Stockholders’ Equity	$730,037,247	$647,915,640
Book Value Per Common Share	$23.20	$21.59
Tangible Book Value Per Common Share	$23.11	$21.33

SOURCE:                       F & M Bank Corp.
CONTACT:                    Neil Hayslett, EVP/Chief Administrative Officer
                                       540-896-8941 or NHayslett@FMBankVA.com